Exhibit 10.3

COMMUNITY SAVINGS BANK SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN RECITALS

This Supplemental Executive Retirement Plan (the “Plan”) is adopted by Community Savings Bank (the “Bank”), an Ohio banking corporation, for the benefit of a select group of the Bank’s management or highly compensated employees. The purpose of the Plan is to provide Participants, who are largely responsible for the Bank’s success, the opportunity to receive supplemental executive retirement benefits, thereby increasing the incentive of such key employees to remain in the employ of the Bank.

The Plan is an unfunded nonqualified deferred compensation plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated Employees, and as such, is intended to be exempt from the provisions of Parts 2,3, and 4 of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) by operation of Sections 201(2), 301(a)(3) and 401(a)(1) thereof. The Plan will be administered, operated and construed in accordance with this intention.

The Plan is intended to comply in form and operation with all applicable law, including, to the extent applicable, the requirements of U.S. Internal Revenue Code Section 409A (“Section 409A”) and will be administered, operated and construed in accordance with this intention.

Accordingly, this Plan is adopted as of January 1, 2020.

ARTICLE 1
DEFINITIONS

This Article provides definitions of terms used throughout this Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms shall be deemed to have the following meanings:

1.1            “Accrued Liability” shall mean the dollar value of the liability accrued and expensed by the Bank under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation as to a Participant’s benefit to be paid under the terms of this Plan.

1.2            “Affiliate” shall mean any corporation, partnership, joint venture, association, or similar organization or entity, other than the Bank, that is a member of a controlled group of corporations in which the Bank is a member, as defined in Section 414(b) of the Internal Revenue Code and all other trade or business (whether or not incorporated) under common control of or with the Bank, as defined in Section 414(c) of the Internal Revenue Code.

1.3            “Bank” shall mean Community Savings Bank, and its successors and assigns, unless otherwise provided in this Plan, or any other corporation or business organization which, with the consent of Community Savings Bank, or its successors or assigns, assumes the Bank’s obligations under this Plan, or any Affiliate which agrees, with the consent of Community Savings Bank, or its successors or assigns, to become a party to the Plan.

1.4            “Beneficiary” or “Beneficiaries” shall mean the person or persons, natural or otherwise, designated by a Participant in accordance with the Plan to receive Plan benefits in the event of the death of the Participant.

1.5            “Beneficiary Designation Form” shall mean the form established from time to time by the Plan Administrator that a Participant completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.6            “Board” shall mean the board of directors of the Bank, as from time to time constituted.

1.7            “Cause” shall mean conduct by a Participant determined by the Bank to be: (a) gross negligence or willful malfeasance in the performance of his or her duties; (b) actions or omissions that harm the Bank and are undertaken or omitted knowingly or are criminal or fraudulent or involve material dishonesty or moral turpitude; (c) being indicted in a court of law for any felony or for a crime involving misuse or misappropriation of Bank funds; or (d) breach of fiduciary duty to the Bank.

1.8            “Change in Control” shall mean and shall include a change in ownership or effective control of the Bank, or a change in the ownership of a substantial portion of the assets of the Bank, within the meaning of Internal Revenue Code Section 409A and as described in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii).

1.9            “Claimant” shall mean a Participant or a Beneficiary who believes that he or she is entitled to a benefit under this Plan or is being denied a benefit to which he or she is entitled hereunder.

1.10          “Code” shall mean the U.S. Internal Revenue Code of 1986 and the Treasury Regulations or other authoritative guidance issued thereunder, as amended from time to time.

1.11          “Disability” or “Disabled” shall be defined as a condition of a Participant whereby he or she has been deemed disabled by the Social Security Administration or has been determined to be disabled in accordance with a disability insurance program of the Bank, provided that the program covers the Participant and the definition of disability applied under such program complies with Code Section 409A. Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration’s or disability insurance provider’s determination.

1.12          “Discount Rate” shall mean the rate used by the Plan Administrator for determining a Participant’s Accrued Liability under the Plan. The Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.13          “Effective Date” shall mean January 1,2020.

1.14          “Eligibility Date” shall mean the date designated by the Plan Administrator in a Participant’s Participation Agreement on which an Eligible Employee shall become eligible to participate in the Plan.

1.15          “Eligible Employee” shall mean for any calendar year (or applicable portion of a calendar year), an Employee who is determined by the Bank, or its designee, to be eligible to participate in the Plan.

1.16          “Employee” shall mean an individual who provides services to the Bank in the capacity of a common law employee of the Bank.

1.17          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and any authoritative guidance promulgated thereunder.

1.18          “Participant” shall mean each Eligible Employee who has met the requirements of participation under Article 2 and who participates in the Plan in accordance with the terms and conditions of the Plan.

1.19          “Participation Agreement” shall mean the agreement executed by an Eligible Employee whereby the Eligible Employee agrees to participate in the Plan

1.20          “Plan” shall mean this Supplemental Executive Retirement Plan, as evidenced by this written instrument, Participation Agreements, and any other forms required by the Plan Administrator, as may be amended from time to time. For purposes of applying Code Section 409A requirements, the benefit of the Participant under this Plan is a non-account balance plan under Treasury Regulation §1.409A-l(c)(2)(i)(C).

1.21          “Plan Administrator” shall mean the Board or such committee or person as the Board shall appoint. A Participant may not vote in any Bank decision relating solely to his or her individual benefits under this Plan.

1.22          “Retirement Age” shall mean age sixty-five (65), unless otherwise described in a Participant’s Participation Agreement.

1.23          “Retirement Benefit” shall mean the amount described in a Participant’s Participation Agreement.

1.24          “Section 409A” shall mean Code Section 409A and the Treasury Regulations or other authoritative guidance issued thereunder.

1.25          “Separation from Service” or “Separates from Service” shall mean a Participant has experienced a termination of employment with the Bank. Whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Bank, if that is less than thirty-six (36) months).

1.26          “Specified Employee” shall mean a Participant meets the definition of a “key employee” as such term is defined in Code Section 416(i)(l)(A)(i), (ii) or (iii) (without regard to the Treasury Regulations thereunder and Section 416(i)(5)). However, a Participant is not a Specified Employee unless any stock of the Bank is publicly traded on an established securities market or otherwise, as defined in Treasury Regulation §1.897-1(m). If a Participant is a key employee at any time during the twelve (12) months ending on the identification date (see below), the Participant is a Specified Employee for the twelve (12) month period commencing on the first day of the fourth (4th) month following the identification date. For purposes of this Section, the identification date is December 31. The determination of a Participant as a Specified Employee shall be made by the Plan Administrator in accordance with Code Section 416(i) and the “specified employee” requirements of Section 409A.

1.27          “Treasury Regulation” or “Treasury Regulations” shall mean the regulation(s) promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.

1.28          “Year of Plan Participation” shall mean a twelve (12) month period during which a Participant is employed on a full-time basis by the Company, inclusive of any approved leaves of absence, beginning on the Participant’s Eligibility Date

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1            Selection. Participation in this Plan shall be limited to those Eligible Employees of the Bank or Affiliates, as determined by the Plan Administrator in its sole and absolute discretion.

2.2            Enrollment Requirements. As a condition of participation in this Plan, each Eligible Employee shall complete, execute, and return to the Plan Administrator a Participation Agreement and any applicable election form(s) within the time specified by the Plan Administrator in accordance with the terms and conditions of the Plan. In addition, the Plan Administrator shall establish such other enrollment requirements as it determines necessary or advisable.

2.3            Re-employment. The re-employment of a former Participant by the Bank shall not entitle such individual to become a Participant hereunder. Such individual shall not become a Participant until the individual is again designated as an Eligible Employee in accordance with Section 2.1. If a Participant who has experienced a Separation from Service is receiving installment distributions pursuant to the terms of the Plan and is re-employed by the Bank, distributions due to the Participant shall not be suspended.

2.4            Termination of Active Participation. If the Plan Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Plan Administrator shall have the right, in its sole discretion, to cease further benefit accruals hereunder on behalf of the Participant.

ARTICLE 3
DISTRIBUTION OF BENEFITS

3.1            Normal Retirement. In the event a Participant Separates from Service (other than for Cause or death) on or after Retirement Age but prior to the occurrence of any other event under Article 3, the Bank shall pay to the Participant the Retirement Benefit over a period of ten (10) years in equal annual installments. (For example: if the Retirement Benefit is $500,000, the benefit to be paid is $500,000 /10 = $50,000 per year.) The first installment shall be paid on the first day of the second month following Separation from Service, with subsequent installments being paid on the anniversary of the first installment.

3.2            Early Retirement. In the event a Participant Separates from Service (other than for Cause or death) prior to Retirement Age and the occurrence of any other event under Article 3, the Bank shall pay to the Participant his or her vested Retirement Benefit, measured as of the date of Separation from Service, over a period of ten (10) years in equal annual installments. The first installment shall be paid on the first day of the second month following Retirement Age, with subsequent installments being paid on the anniversary of the first installment.

(a) For purposes of determining the benefit amount hereunder, a Participant becomes vested in the Retirement Benefit in accordance with the table below. Additionally, vesting will automatically increase to one hundred percent (100%) upon the earlier of Retirement Age or the Bank’s Change in Control.

Complete Years of Plan Participation	Percent Vested
Less than 1	0%
1 but less than 3	20%
3 but less than 5	40%
5 but less than 7	60%
7 but less than 9	80%
9 or more	100%

3.3            Disability. In the event of a Participant’s Disability while employed by the Bank, and prior to the occurrence of any other event under Article 3, the Bank shall pay to the Participant his or her vested Retirement Benefit, measured as of the date of Disability and calculated using the vesting schedule in Section 3.2(a), over a period of ten (10) years in equal annual installments. The first installment shall be paid on the first day of the second month following Retirement Age, with subsequent installments being paid on the anniversary of the first installment.

3.4            Change in Control. In the event of a Change in Control while employed by the Bank, and prior to the occurrence of any other event under Article 3, the Bank shall pay to the Participant his or her Retirement Benefit in a lump sum within sixty (60) days following the date of the Change in Control. In the event of a Change in Control following Separation from Service, death, or Disability, the sum of any remaining benefit payments shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Change in Control.

3.5            Death. While Employed. In the event a Participant dies while employed by the Bank, prior to the occurrence of any other event under Article 3, the Bank shall pay to the Participant’s Beneficiary the Participant’s vested Retirement Benefit, measured as of the date of the Participant’s death and calculated using the vesting schedule in Section 3.2(a), in a lump sum within ninety (90) days following the date of the Participant’s death.

(a)            During Installments. In the event a Participant dies after installments have commenced under the Plan but prior to receiving all installments owed, the Bank shall pay the sum of any remaining installments to the Participant’s Beneficiary in a lump sum within ninety (90) days following the date of the Participant’s death.

(b)            Death during a Delay. In the event of a Participant’s death after becoming entitled to a benefit but prior to payment commencement, the Bank shall pay to the Participant’s Beneficiary the same benefit amount the Participant would have received had the Participant survived, except that it will be paid in a lump sum within ninety (90) days following the date of the Participant’s death.

3.6            Forfeiture of Benefit.

(a)            Termination for Cause. Notwithstanding any provision of this Plan to the contrary, if a Participant’s employment is terminated for Cause by the Bank, the Participant shall not be entitled to any benefits under the terms of this Plan. In the event that subsequent to a Participant’s Separation from Service for any reason, the Plan Administrator determines that the Participant could have been terminated for Cause, then without limiting any other remedy available to it, the Plan Administrator may direct that any further payments to the Participant or his or her Beneficiary cease.

(b)            Unvested Amounts. A Participant will forfeit any portion of his or her benefit under this Plan that is unvested at the time of Separation from Service.

(c)            Removal. Notwithstanding any provision of this Plan to the contrary, the Bank shall not distribute any benefit under this Plan if a Participant is subject to a final removal or prohibition order issued by an appropriate banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

3.7            Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank (without any direct or indirect election on the part of a Participant), in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances; (a) in limited cashouts (but not in excess of the limit under Code Section 402(g)(1)(B)); (b) to pay employment-related taxes; or (c) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Section 409A (but in no case shall such payments exceed the amount to be included in income as a result of the failure to comply with the requirements of Section 409A).

3.8            Restrictions on Time of Payment. Solely to the extent necessary to avoid penalties under Section 409A, payments to be made as a result of a Separation from Service under this Article 3 may not commence earlier than six (6) months after a Participant’s Separation from Service if, pursuant to Section 409A, the Participant is considered a Specified Employee. In the event a distribution is delayed pursuant to this paragraph, any amounts otherwise payable during the six (6) months shall be accumulated and paid in a lump sum on the first day of the seventh (7th) month following Separation from Service.

3.9            Changes in Time or Form of Distributions. Upon the Bank’s approval, a Participant may delay the time of payment or change the form of payment as expressly provided under this Section and Section 409A (a “Subsequent Deferral Election”). Notwithstanding the foregoing, a Subsequent Deferral Election cannot accelerate any payment. A Subsequent Deferral Election which delays payment or changes the form of payment is permitted only if all of the following requirements are met:

(a)            the Subsequent Deferral Election does not take effect until at least twelve (12) months after the date on which the election is made;

(b)            if the Subsequent Deferral Election relates to a payment based on Separation from Service, Change in Control, or a payment made at a specified time, the election must result in payment being deferred for a period of not less than five (5) years from the date the first amount was scheduled to be paid;

(c)            if the Subsequent Deferral Election relates to a payment at a specified time, the election must be made not less than twelve (12) months before the date the first amount was scheduled to be paid.

For purposes of applying the Subsequent Deferral Election requirements, installment payments shall be treated as a “single payment.” Any Subsequent Deferral Election made pursuant to this Section shall be made on such election forms or electronic media as is required by the Plan Administrator, in accordance with the rules established by the Plan Administrator and shall comply with all requirements of Section 409A.

3.10          Unsecured General Creditor Status of Participant.

(a)            Payment to a Participant or a Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the legally available assets of the Bank and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Bank’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Bank under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Bank and no such person shall have or acquire any legal or equitable right, interest, or claim in or to any property or assets of the Bank.

(b)            In the event that the Bank purchases an insurance policy or policies insuring the life of a Participant or an Employee, to allow the Bank to recover or meet the cost of providing benefits, in whole or in part, hereunder, neither the Participant nor Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom. If the Bank and a Participant have entered into a separate endorsement “split dollar” arrangement, the rights to said policy or the proceeds therefrom will be described in such separate arrangement. The Bank shall be the sole owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein. No insurance policy with regard to any “highly compensated employee” or “highly compensated individual,” as defined in Code Section 101 (j), shall be acquired before satisfying the Code Section 101 (j) “Notice and Consent” requirements.

(c)            In the event that the Bank purchases an insurance policy or policies on the life of a Participant as provided for above, then all such policies shall be subject to the claims of the creditors of the Bank.

(d)            If the Bank chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant shall take such physical examinations and truthfully and completely supply such information as may be required by the Bank or the insurance company designated by the Bank.

3.11          Delays. If the Bank reasonably anticipates that any payment scheduled to be made under this Plan would violate securities laws (or other applicable laws) or jeopardize the ability of the Bank to continue as a going concern if paid as scheduled, then the Bank may defer that payment, provided the Bank treats payments to all similarly situated Participants participating in all aggregated plans on a reasonably consistent basis. In addition, the Bank may, in its discretion, delay a payment upon such other events and conditions as the IRS may prescribe, provided the Bank treats payments to all similarly situated Participants participating in all aggregated plans on a reasonably consistent basis. The amounts so accrued in accordance with the terms of the Plan shall be distributed to a Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date on which the Bank reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the IRS.

ARTICLE 4
BENEFICIARY DESIGNATION

4.1            Designation of Beneficiaries.

(a)            A Participant may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new Beneficiary Designation Form. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Plan Administrator, and shall be effective only when filed with the Plan Administrator during the Participant’s lifetime.

(b)            In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by a Participant, the Bank shall pay the benefit payment to the Participant’s spouse, if then living, and if the spouse is not then living to the Participant’s then living descendants, if any, per stirpes, and if there are no living descendants, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Bank may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator.

(c)            A Participant’s designation of a Beneficiary will be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. Should a Participant wish to change the designated Beneficiary in the event of a future marriage or divorce, the Participant will have to do so by means of filing a new Beneficiary Designation Form with the Plan Administrator.

(d)            If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Bank may distribute the payment to a Participant’s estate without liability for any tax or other consequences, or may take any other action which the Bank deems to be appropriate.

4.2            Information to be furnished by Participant and Beneficiaries; Inability to Locate Participant or Beneficiaries. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Bank’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Bank shall not be obliged to search for a Participant or Beneficiary beyond the sending of a registered letter to such last known address.

4.3            Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person legally declared incompetent, or to a person legally deemed incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to payment of the benefit. Any distribution of a benefit shall be a distribution for the account of the Participant and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such distribution amount

ARTICLE 5
PLAN ADMINISTRATION

5.1            Plan Administrator Duties. The Plan Administrator shall be responsible for the management, operation, and administration of the Plan. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by the Bank, Participants, or Beneficiaries. No provision of this Plan shall be construed as imposing on the Plan Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

5.2            Plan Administrator Authority. The Plan Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)            To construe and interpret the terms and provisions of this Plan and to reconcile any inconsistency, in its sole and absolute discretion;

(b)            To compute and certify the amount payable to a Participant and his or her Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

(c)            To maintain all records that may be necessary for the administration of this Plan;

(d)            To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries, and governmental agencies as shall be required by law;

(e)            To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan so long as no such rules or procedures are not inconsistent with the terms hereof;

(f)            To administer this Plan’s claims procedures;

(g)            To approve the forms and procedures for use under this Plan; and

(h)            To employ such persons or organizations, including without limitation, actuaries, attorneys, accountants, independent fiduciaries, recordkeepers and administrative consultants, to render advice or perform services with respect to the responsibilities of the Plan Administrator under the Plan.

5.3            Binding Effect of Decision. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

5.4            Compensation and Expenses. The Plan Administrator shall serve without compensation for services rendered hereunder. The Plan Administrator is authorized at the expense of the Bank to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Bank.

5.5            Compliance with Section 409A.

(a)            Notwithstanding any provision of this Plan to the contrary, the interpretation and distribution of a Participant’s benefits under the Plan shall be made in a manner and at such times as to comply with all applicable provisions of Section 409A and the regulations and guidance promulgated thereunder, or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes. Any defined terms shall be construed consistent with Section 409A and any terms not specifically defined shall have the meaning set forth in Section 409A.

(b)            The intent of this Section is to ensure that a Participant is not subject to any tax liability or interest penalty, by reason of the application of Code Section 409A(a)(l) as a result of any failure to comply with all the requirements of Section 409A, and this Section shall be interpreted in light of, and consistent with, such requirements. This Section shall apply to distributions under the Plan, but only to the extent required in order to avoid taxation of, or interest penalties on, the Participant under Section 409A. These rules shall also be deemed modified or supplemented by such other rules as may be necessary, from time to time, to comply with Section 409A.

ARTICLE 6
AMENDMENT AND TERMINATION

6.1            Right to Amend. This Plan may be amended or modified by the Bank at any time, in whole or part, provided that no amendment may reduce the benefits described hereunder as of the date of said amendment without written consent of the Participant or, if applicable, the Beneficiary.

6.2            Amendments Required By Law. Notwithstanding the provisions of Section 6.1, the Bank may unilaterally amend this Plan, retroactively if required, to conform with written directives to the Bank from its auditors, to ensure that the Plan is characterized as a “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), or to conform the Plan to the provisions of Section 409A, and to conform the Plan to the requirements of any other applicable law (including ERISA, banking regulations and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

6.3            Plan Suspension. The Bank may suspend the Plan at any time in its sole discretion. In the event the Plan is suspended, a Participant shall be due a benefit to the extent the Participant is vested, and such vested benefit shall be calculated as of the date this Plan is suspended. Except as provided in Section 6.4, the suspension of this Plan shall not cause a distribution of benefits. Rather, after such suspension, benefit distributions will be made at the earliest distribution event permitted under Article 3.

6.4            Plan Termination and Liquidation under Section 409A. Notwithstanding anything to the contrary in Section 6.3, any acceleration of the payment of benefits due to Plan termination and liquidation shall comply with the following subparagraphs, but only as permitted in accordance with Section. 409A and Treasury Regulation §1.409A-3(j)(4)(ix). Unless otherwise provided below, the lump sum benefit to be paid upon such Plan termination and liquidation shall be no less than a Participant’s vested benefit as of the date of Plan termination. The Bank may distribute this benefit to all Participants subject to the terms below:

(a)            Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Plan, pursuant to Treasury Regulation §1.409A-l(c), if the Participant participated in such arrangements (“Similar Arrangements”), provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Bank; (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination; and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan.

(b)            Upon the Bank’s dissolution taxed under Code Section 331, or with approval of a bankruptcy court, provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable; or

(c)            Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Bank’s arrangements which are substantially similar to the Plan are terminated so the Participant and all Participants in the Similar Arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the Plan. Notwithstanding the benefit amount described in Section 6.3 above, in the event of a Plan termination and liquidation due to a Change in Control, the lump stun benefit to be paid upon such Plan termination and liquidation shall be equal to the total value of all remaining payments under the Plan without discounting for interest.

ARTICLE 7
CLAIMS PROCEDURE

7.1            Claims Procedure. This Article is based on Department of Labor Regulation Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail. A Claimant who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows;

(a)            Initiation - Written Claim. The Claimant initiates a claim by submitting a written request for the benefits to the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to Disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

(b)            Timing of Bank Response. The Plan Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing prior to the end of the initial 90-day period that an additional period is required. In the event that the claim for benefits pertains to Disability, the Plan Administrator shall provide written response within forty-five (45) days, but can extend this response period by an additional thirty (30) days, if necessary, due to circumstances beyond the Plan Administrator’s control. Any notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

(c)            Notice of Decision. If the Plan Administrator denies the claim, in whole or in part, the Plan Administrator shall notify the Claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Plan on which the denial is based;

(iii)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;

(iv)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(v)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2            Review Procedure. If the Plan Administrator denies the claim, in whole or in part, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a)            Initiation - Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b)            Review of a Disability Benefit Claim. If the Claimant’s initial claim is for Disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s).

(c)            Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(d)            Considerations on Review. In considering the review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for Disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(e)            Timing of Bank Response. The Plan Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(f)            Notice of Decision. The Plan Administrator shall notify the Claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth;

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Plan on which the denial is based;

(iii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(iv)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

7.3            Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

7.4            Exhaustion of Remedies. A Claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

7.5            Failure of Plan to Follow Procedures. If the Plan fails to establish or follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to immediately pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Plan met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the claimant with notice of the resubmission.

7.6            Arbitration. If a Claimant continues to dispute the benefit denial based upon completed performance of the Plan or the meaning and effect of the terms and conditions thereof, then the Claimant must submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the Claimant. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination. Where a dispute arises as to the Bank’s discharge of a Participant for Cause, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

ARTICLE 8
MISCELLANEOUS

8.1            Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

8.2            Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment, or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. If a Participant, Beneficiary, or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate, or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary, or successor in interest in such manner as the Plan Administrator shall direct.

8.3            Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and a Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Bank as an Employee or otherwise or to interfere with the right of the Bank to discipline or discharge the Participant at any time.

8.4            Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of Ohio, without reference to the principles of conflicts of law (except and to the extent preempted by applicable federal law).

8.5            Notice. Any notice or filing required or permitted under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail or overnight delivery service to the Bank’s address. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, or overnight delivery service as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail or overnight delivery service, to the last known address of the Participant.

8.6            Coordination with Other Benefits. The benefits provided for a Participant or the Participant’s Beneficiary under this Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees of the Bank. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

8.7            Income Tax Withholding. The Bank may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Bank is required by any law or regulation of any governmental authority, whether federal, state, or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amounts otherwise payable to a Participant (or his or her Beneficiary). A Participant is responsible for the payment of all individual tax liabilities relating to any such benefits.

The Bank executes this Plan as of the date first written above.

COMMUNITY SAVINGS BANK:

By:	/s/ James Smith
Title:	Compensation Committee Chair
Printed Name:	James Smith